EXHIBIT 99.1

Schedule I

GameStop Corp.

Sales Mix

	13 Weeks Ended
	November 2, 2013		October 27, 2012
	Net Sales	Percent of Total	Net Sales	Percent of Total
Net Sales (In Millions)
New video game hardware	$181.8	8.6%	$184.8	10.4%
New video game software	1,133.1	53.8%	769.8	43.4%
Pre-owned video game products	486.6	23.1%	496.3	28.0%
Other	305.2	14.5%	321.9	18.2%

Total	$2,106.7	100.0%	$1,772.8	100.0%

Schedule II

GameStop Corp.

Gross Profit Mix

	13 Weeks Ended
	November 2, 2013		October 27, 2012
	Gross Profit	Gross Profit Percent	Gross Profit	Gross Profit Percent
Gross Profit (In Millions)
New video game hardware	$13.7	7.5%	$18.8	10.2%
New video game software	249.1	22.0%	174.9	22.7%
Pre-owned video game products	216.6	44.5%	239.9	48.3%
Other	119.0	39.0%	123.8	38.5%

Total	$598.4	28.4%	$557.4	31.4%